Exhibit 99.1

Medidata Solutions Reports Full Year and Fourth Quarter 2012 Results

  Record application services backlog of $186 million, a 38% year-over-year increase
  Record Q4 revenue of $58.6 million, a 24% year-over-year increase
  Raises 2013 revenue guidance to between $265 and $270 million

NEW YORK--(BUSINESS WIRE)--February 21, 2013--Medidata Solutions (NASDAQ: MDSO), a leading global provider of cloud-based clinical technology solutions that enhance the efficiency of clinical development, today announced its financial results for the fourth quarter and full year 2012, and provided detailed financial guidance for the first quarter and full year 2013.

“Our stellar fourth quarter, strong execution in 2012 and accelerating growth highlight Medidata as the leading cloud-based platform provider in the life sciences industry,” said Tarek Sherif, Medidata’s chief executive officer. “The Medidata Clinical Cloud is becoming a de facto standard for life science organizations, helping them transform their clinical development activities by improving decision making and productivity. Our market is dynamic and growing with many life sciences companies emerging from a prolonged period of retrenchment, once again focused on aggressively developing new drugs. In this environment, our existing cloud offerings and ability to innovate, coupled with our customer-centric focus and great execution, position us for continued success.”

Full Year and Fourth Quarter Highlights

  Full year revenues increased to $218.3 million, up $33.9 million, or 18%, year-over-year.
  Application services backlog grew to a record $186 million, up 38% year-over-year, compared with a 23% increase for the comparable period last year.
  Non-Rave revenues increased 135% year-over-year to $31.1 million, or 14% of total revenue.
  Medidata’s customer base grew to 350 in the fourth quarter of 2012, up 27% from the end of 2011. Medidata added 28 new customers in the fourth quarter.
  At the end of 2012, 38% of customers had committed to multiple products, an increase of 46% over the previous year.
  Medidata’s revenue retention rate for the year was over 98%, with a 100% renewal rate for all enterprise customers in 2012.
  New and enhanced modules were made available in the Medidata Clinical Cloud in the fourth quarter, including new budgeting capabilities, enhanced clinical trial management system (CTMS) integrations, and new functionality for clinical supply logistics in complex studies.

Sherif added, "Our aggressive investment strategy in 2012 has changed our growth trajectory. We are starting 2013 with strong momentum based on our solid backlog and recognition that we are leading the industry in solving critical problems that help our customers plan and execute the clinical trials of the future.”

Financial Highlights

Fourth Quarter 2012 Results

Net revenues for the fourth quarter of 2012 increased 24% to $58.6 million, compared with $47.2 million in the fourth quarter of 2011. The increase in revenues was primarily due to an $11.7 million, or 32%, increase in application services revenues.

Gross margins in the fourth quarter of 2012 were in line with the company’s expectations at 72%, a decrease of 1 percentage point over gross margins of 73% a year ago.

GAAP operating income for the quarter increased to $9.3 million, compared with $0.8 million a year ago. Non-GAAP operating income* for the fourth quarter of 2012 increased to $14.0 million, compared with $11.6 million a year ago.

For the fourth quarter and full year of 2011, GAAP operating income reflected, among other items, a $6.3 million settlement of litigation. GAAP net income also included a favorable non-cash tax benefit of $19 million resulting from the reversal of the majority of the company’s tax valuation allowance. The company’s non-GAAP results excluded, among other items, the impact of the one-time charge and tax benefit.

GAAP net income for the fourth quarter of 2012 was $6.6 million, or $0.25 per diluted share, compared with $18.7 million, or $0.76 per diluted share, in the fourth quarter of 2011. Non-GAAP net income* for the fourth quarter of 2012 was $9.8 million, or $0.38 per diluted share, compared with $9.0 million, or $0.37 per diluted share, in the fourth quarter of 2011. Adjusted non-GAAP net income* for the fourth quarter of 2012 was $9.1 million, or $0.35 per diluted share, compared with $9.0 million, or $0.37 per diluted share, in the fourth quarter of 2011.

Full Year 2012 Results

Net revenues for the full year of 2012 were $218.3 million, an increase of $33.9 million, or 18%, compared with $184.5 million in 2011. The increase in revenues was the result of a $27.2 million, or 19%, increase in revenues from application services and 17% growth in professional services revenue.

Operating expenses for the full year increased 17% to $127.8 million, compared with $109.1 million in 2011 primarily due to growth related initiatives. These include increased staffing-related costs in R&D, higher sales compensation and sales-related expense, and certain charges in G&A related to higher professional fees and miscellaneous charges.

For the full year 2012, gross margins were consistent at 71% versus a year ago.

GAAP operating income for the full year of 2012 was $27.9 million, compared with $22.6 million in 2011. Non-GAAP operating income for the full year was $47.1 million, compared with $45.7 million in 2011.

GAAP net income for the full year was $18.0 million, or $0.71 per diluted share, compared with $39.4 million, or $1.60 per diluted share, in 2011. Non-GAAP net income for 2012 was $31.0 million, or $1.22 per diluted share, compared with $37.3 million, or $1.51 per diluted share, in 2011. Adjusted non-GAAP net income for 2012 was $26.4 million, or $1.03 per diluted share, compared with $37.3 million, or $1.51 per diluted share, in 2011.

Total cash, cash equivalents and marketable securities were $122.6 million at the end of the fourth quarter, an increase of $14.9 million as compared with $107.7 million at the end of the fourth quarter 2011. For the full year, the company generated cash flow from operations of $13.2 million, which was impacted by the timing of payments from certain accounts at year-end and our full effective tax rate in 2012.

Financial Outlook

For the full year 2013, the company expects:

  Revenues between $265.0 and $270.0 million.
  Professional services revenues in the high $40 million range.
  Non-GAAP operating income between $57.0 and $60.0 million. Based on current estimates, this would equate to GAAP operating income between $20.0 and $23.0 million.
  Adjusted non-GAAP net income, which includes the tax affected impact from stock-based compensation and amortization at a 40% effective tax rate, between $28.0 and $31.0 million. Based on current estimates, this would equate to GAAP net income between $10.5 and $13.5 million.
  While changes in the stock price could change the fully diluted share count, the company is assuming 26.8 million fully diluted shares.

Full year application services backlog as of January 1, 2013 increased 38% to $186 million over the comparable period a year ago. This compares with a 23% increase in full year application services backlog as of January 1, 2012 over the comparable prior period. The difference between the application services backlog and the balance of revenue guidance for the remainder of the year includes professional services revenue guidance and expected additional business from new and existing customers.

For the first quarter of 2013, the company expects:

  Revenues between $60.5 and $61.5 million.
  Non-GAAP operating income between $11.0 and $12.0 million. Based on current estimates this would equate to GAAP operating income between $4.0 and $5.0 million.
  Adjusted non-GAAP net income, which includes the tax effected impact from stock-based compensation and amortization at a 40% effective tax rate, between $5.0 and $6.0 million. Based on current estimates, this would equate to GAAP net income between $2.0 and $3.0 million.
  While changes in the stock price could change the fully diluted share count, the company is assuming 26.3 million fully diluted shares.

"Medidata’s fourth quarter and full year 2012 results clearly reflect our growing momentum in the market as we delivered strong revenue growth and solid margins, in a period of significant investment in the business," said Cory Douglas, chief financial officer. "Overall we are very pleased with our financial performance in 2012 and given our disciplined approach to investing and the large market opportunity we see ahead of us, we feel well positioned to accelerate our top line growth in 2013 in excess of our long-term target."

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Thursday, March 7, 2013 by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 97429808. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of cloud-based clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2011. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration and a charge associated with a legal settlement. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, a charge associated with a legal settlement and a reduction in its valuation allowance. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense and adjustment to the fair value of contingent consideration. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investors’ ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these Non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenues
Application services	$47,737	$36,064	$171,647	$144,436
Professional services	10,893	11,131	46,700	40,023
Total revenues	58,630	47,195	218,347	184,459
Cost of revenues (1)(2)
Application services	8,501	6,937	32,600	28,408
Professional services	7,872	5,947	30,062	24,423
Total cost of revenues	16,373	12,884	62,662	52,831

Gross profit	42,257	34,311	155,685	131,628

Operating costs and expenses:
Research and development (1)	10,454	8,057	42,276	29,568
Sales and marketing (1)(2)	12,946	9,628	47,739	36,147
General and administrative (1)	9,607	9,534	37,777	37,056
Litigation settlement	—	6,300	—	6,300
Total operating costs and expenses	33,007	33,519	127,792	109,071

Operating income	9,250	792	27,893	22,557

Interest and other income (expense):
Interest expense	(18)	(26)	(138)	(123)
Interest income	84	66	280	293
Other income (expense), net	51	(4)	34	238
Total interest and other income, net	117	36	176	408

Income before income taxes	9,367	828	28,069	22,965

Provision for income taxes	2,774	(17,905)	10,049	(16,433)

Net income	$6,593	$18,733	$18,020	$39,398

Earnings per share:
Basic	$0.26	$0.79	$0.73	$1.67
Diluted	$0.25	$0.76	$0.71	$1.60

Weighted average common shares outstanding:
Basic	24,980	23,843	24,546	23,646
Diluted	25,948	24,616	25,469	24,657

(1) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	459	341	1,751	1,263
Research and development	262	222	1,049	745
Sales and marketing	743	550	2,871	2,014
General and administrative	1,287	1,234	5,243	4,798
Total stock-based compensation	$2,751	$2,347	$10,914	$8,820

(2) Amortization expense of intangible assets included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	321	318	1,276	1,088
Sales and marketing	129	127	516	501
Total amortization of intangible assets	$450	$445	$1,792	$1,589

MEDIDATA SOLUTIONS, INC.
Reconciliation of GAAP Operating Income and GAAP Net Income to
Non-GAAP Operating Income, Non-GAAP Net Income, and Adjusted Non-GAAP Net Income
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating income:
GAAP operating income	$9,250	$792	$27,893	$22,557
GAAP operating margins	15.8%	1.7%	12.8%	12.3%
Stock-based compensation	2,751	2,347	10,914	8,820
Depreciation and amortization	1,937	1,915	7,934	7,817
Contingent consideration adjustment (1)	42	223	319	223
Litigation settlement (2)	—	6,300	—	6,300

Non-GAAP operating income	$13,980	$11,577	$47,060	$45,717
Non-GAAP operating margins	23.8%	24.5%	21.6%	24.8%

Net income:
GAAP net income	$6,593	$18,733	$18,020	$39,398

Stock-based compensation	2,751	2,347	10,914	8,820
Amortization	450	445	1,792	1,589
Contingent consideration adjustment (1)	42	223	319	223
Litigation settlement (2)	—	6,300	—	6,300
Reversal of valuation allowance (3)	—	(19,037)	—	(19,037)

Non-GAAP net income	9,836	9,011	31,045	37,293

Tax impact on add-back items (4)	(776)	—	(4,689)	—

Adjusted non-GAAP net income	$9,060	$9,011	$26,356	$37,293

GAAP basic earnings per share	$0.26	$0.79	$0.73	$1.67
GAAP diluted earnings per share	$0.25	$0.76	$0.71	$1.60

Non-GAAP basic earnings per share	$0.39	$0.38	$1.26	$1.58
Non-GAAP diluted earnings per share	$0.38	$0.37	$1.22	$1.51

Adjusted Non-GAAP basic earnings per share	$0.36	$0.38	$1.07	$1.58
Adjusted Non-GAAP diluted earnings per share	$0.35	$0.37	$1.03	$1.51

(1) Amount represents the effect of changes in fair value of contingent consideration liability.
(2) Amount represents the effect of the settlement of litigation with Datasci.
(3) Amount represents the effect of tax benefit recognized as a result of the reversal of the majority of the valuation allowance.
(4) Tax impact calculated based on an annual effective tax rate of 36% for 2012.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income, and net income per share applicable to common stockholders for the three and twelve months ended December 31, 2012 and 2011. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, and a charge associated with a legal settlement. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, adjustment to the fair value of contingent consideration, a charge associated with a legal settlement, and reversal of valuation allowance. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$32,683	$45,214
Marketable securities	89,871	62,463
Accounts receivable, net of allowance for doubtful accounts of $747 and $882, respectively	42,359	22,970
Prepaid commission expense	2,281	1,743
Prepaid expenses and other current assets	8,042	4,380
Deferred income taxes	7,465	10,896

Total current assets	182,701	147,666

Restricted cash	388	388
Furniture, fixtures and equipment, net	10,474	9,825
Goodwill	15,382	15,164
Intangible assets, net	1,708	3,425
Deferred income taxes, long-term	11,055	11,581
Other assets	2,923	1,786

Total assets	$224,631	$189,835

LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
Accounts payable	$2,998	$3,861
Accrued payroll and other compensation	14,140	9,854
Accrued expenses and other	6,674	5,886
Deferred revenue	50,348	51,225
Capital lease obligations	55	114

Total current liabilities	74,215	70,940

Noncurrent liabilities:

Deferred revenue, less current portion	4,323	12,037
Deferred tax liabilities	624	629
Capital lease obligations, less current portion	100	136
Other long-term liabilities	3,278	1,976

Total noncurrent liabilities	8,325	14,778

Total liabilities	82,540	85,718

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share; 100,000 shares authorized, 26,405 and 25,053 shares issued; 26,039 and 24,888 shares outstanding, respectively	264	250
Additional paid-in capital	160,637	137,556
Treasury stock, 366 and 165 shares, respectively	(5,626)	(2,186)
Accumulated other comprehensive loss	(63)	(362)
Accumulated deficit	(13,121)	(31,141)

Total stockholders' equity	142,091	104,117

Total liabilities and stockholders' equity	$224,631	$189,835

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$18,020	$39,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,934	7,817
Stock-based compensation	10,914	8,820
Amortization of discounts or premiums on marketable securities	1,573	1,290
Deferred income taxes	3,123	(21,693)
Amortization of debt issuance costs	60	60
Excess tax benefit associated with equity awards	(3,655)	(3,255)
Contingent consideration adjustment	319	223
Changes in operating assets and liabilities:
Accounts receivable	(15,891)	12,396
Prepaid commission expense	(1,426)	874
Prepaid expenses and other current assets	(2,553)	1,725
Other assets	(1,372)	(505)
Accounts payable	(823)	885
Accrued payroll and other compensation	4,286	(1,678)
Accrued expenses and other	2,226	4,243
Deferred revenue	(11,471)	(21,908)
Other long-term liabilities	1,981	(24)

Net cash provided by operating activities	13,245	28,668

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(5,742)	(4,411)
Purchases of available-for-sale marketable securities	(109,320)	(117,098)
Proceeds from sale of available-for-sale marketable securities	80,370	122,759
Acquisition of business, net of cash acquired	—	(5,166)
Decrease in restricted cash	—	144

Net cash used in investing activities	(34,692)	(3,772)

Cash flows from financing activities:
Proceeds from exercise of stock options	9,328	3,475
Excess tax benefit associated with equity awards	3,655	3,255
Payment of acquisition-related earn-out	(251)	—
Repayment of obligations under capital leases	(268)	(725)
Acquisition of treasury stock	(3,439)	(1,712)
Repayment of notes payable	(113)	—

Net cash provided by financing activities	8,912	4,293

Net (decrease) increase in cash and cash equivalents	(12,535)	29,189
Effect of exchange rate changes on cash and cash equivalents	4	—
Cash and cash equivalents - Beginning of period	45,214	16,025
Cash and cash equivalents - End of period	$32,683	$45,214

CONTACT:
Investor Contact:
Medidata Solutions
Hulus Alpay, 212.419.1025
halpay@mdsol.com
or
Media Contact:
Edelman
Geoff Curtis, 212.277.3718
geoff.curtis@edelman.com